Exhibit (h)(10)

January 6, 2016

Richard A. Hauser, Chairman

Thrivent Mutual Funds

625 Fourth Avenue South

Minneapolis, Minnesota 55415

Dear Mr. Hauser:

This letter is to confirm to you that Thrivent Asset Management, LLC (the “Adviser”) has contractually agreed to waive certain fees and/or reimburse certain expenses associated with the Funds as detailed below. Amounts waived by the Adviser during the contractual period cannot be recouped by the Adviser in subsequent periods.

1.

The Adviser has agreed, for as long as the current fee structure is in place, to waive an amount equal to any investment advisory fees indirectly incurred by the Thrivent Aggressive Allocation Fund as a result of its investment in any other mutual fund for which the Adviser or an affilliate serves as investment adviser, other than Thrivent Cash Management Trust. This contractual provision may be terminated upon the mutual agreement between the Independent Trustees of the Fund and the Adviser.

2.

The Adviser has agreed, for as long as the current fee structure is in place, to waive an amount equal to any investment advisory fees indirectly incurred by the Thrivent Moderately Aggressive Allocation Fund as a result of its investment in any other mutual fund for which the Adviser or an affilliate serves as investment adviser, other than Thrivent Cash Management Trust. This contractual provision may be terminated upon the mutual agreement between the Independent Trustees of the Fund and the Adviser.

3.

The Adviser has agreed, for as long as the current fee structure is in place, to waive an amount equal to any investment advisory fees indirectly incurred by the Thrivent Moderate Allocation Fund as a result of its investment in any other mutual fund for which the Adviser or an affilliate serves as investment adviser, other than Thrivent Cash Management Trust. This contractual provision may be terminated upon the mutual agreement between the Independent Trustees of the Fund and the Adviser.

4.

The Adviser has agreed, for as long as the current fee structure is in place, to waive an amount equal to any investment advisory fees indirectly incurred by the Thrivent Moderately Conservative Allocation Fund as a result of its investment in any other mutual fund for which the Adviser or an affilliate serves as investment adviser, other than Thrivent Cash Management Trust. This contractual provision may be terminated upon the mutual agreement between the Independent Trustees of the Fund and the Adviser.

5.

The Adviser has agreed, through at least February 28, 2017, to waive certain fees and/or reimburse certain expenses associated with the Class A shares of the Thrivent Large Cap Growth Fund in order to limit the net annual fund operating expenses (excluding acquired fund (underlying fund) fees and expenses) to an annual rate of 1.20% of the average daily net assets of the Class A shares.

6.

The Adviser has agreed, through at least February 28, 2017, to waive certain fees and/or reimburse certain expenses associated with the Class A shares of the Thrivent Opportunity Income Plus Fund in order to limit the net annual fund operating expenses (excluding acquired fund (underlying fund) fees and expenses) to an annual rate of 0.90% of the average daily net assets of the Class A shares.

7.

The Adviser has agreed, through at least February 28, 2017, to waive certain fees and/or reimburse certain expenses associated with the Class A shares of the Thrivent Partner Worldwide Allocation Fund in order to limit the net annual fund operating expenses (excluding acquired fund (underlying fund) fees and expenses) to an annual rate of 1.40% of the average daily net assets of the Class A shares.

8.

The Adviser has agreed, through at least February 28, 2017, to waive certain fees and/or reimburse certain expenses associated with the Class A shares of the Thrivent Government Bond Fund in order to limit the net annual fund operating expenses (excluding acquired fund (underlying fund) fees and expenses) to an annual rate of 0.85% of the average daily net assets of the Class A shares.

9.

The Adviser has agreed, through at least February 28, 2017, to waive certain fees and/or reimburse certain expenses associated with the Class A shares of the Thrivent Growth and Income Plus Fund in order to limit the net annual fund operating expenses (excluding acquired fund (underlying fund) fees and expenses) to an annual rate of 1.10% of the average daily net assets of the Class A shares.

10.

The Adviser has agreed, through at least February 28, 2017, to waive certain fees and/or reimburse certain expenses associated with the Class A shares of the Thrivent Partner Emerging Markets Equity Fund in order to limit the net annual fund operating expenses (excluding acquired fund (underlying fund) fees and expenses) to an annual rate of 1.65% of the average daily net assets of the Class A shares.

11.

The Adviser has agreed, through at least February 28, 2017, to waive certain fees and/or reimburse certain expenses associated with the Class S shares of the Thrivent Growth and Income Plus Fund in order to limit the net annual fund operating expenses (excluding acquired fund (underlying fund) fees and expenses) to an annual rate of 0.80% the average daily net assets of the Class S shares.

12.

The Adviser has agreed, through at least February 28, 2017, to waive certain fees and/or reimburse certain expenses associated with the Class S shares of the Thrivent Partner Emerging Markets Equity Fund in order to limit the net annual fund operating expenses (excluding acquired fund (underlying fund) fees and expenses) to an annual rate of 1.32% of the average daily net assets of the Class S shares.

Sincerely,

/s/ Russell W. Swansen

Russell W. Swansen

President

Thrivent Asset Management, LLC